Release:    October 9, 2017
CP extends reach into the Ohio Valley, expands sales and marketing presence in Asia

Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced a new partnership with Genesee & Wyoming Inc. (G&W) (NYSE: GWR) and Bluegrass Farms of Ohio that will open up the Ohio Valley to CP customers and further extend CP’s reach into key North American markets.
CP has an exclusive agreement with Bluegrass Farms of Ohio to use its 90-acre intermodal facility in Jeffersonville, Ohio located strategically on the I-71 corridor with the ability to serve the Columbus, Cincinnati and Dayton markets. The farm consortium will continue to own the facility, and will operate it on behalf of CP. CP has also come to an agreement with G&W, which services the site through its Indiana & Ohio (IORY) line.
“Through strategic partnerships and innovative thinking, we are expanding our reach and increasing optionality for our customers,” said Keith Creel, CP President and Chief Executive Officer. “This service allows our international intermodal customers to come through the Port of Vancouver and access markets deep in the Ohio Valley. The unique site also creates better round trip economics for our customers by enabling the empty containers to be re-loaded with agriculture products and shipped back overseas.”
The site offers CP and G&W a ready-made intermodal facility on the IORY line that is able to accommodate intermodal and bulk shipments, along with the ability to provide transloading services of bulk agricultural products into containers. The secure site also features extensive container and trailer storage and the ability to grow with current and future customers.
“Our partnership with Canadian Pacific is an excellent example of how short line railroads can extend the reach of the Class 1 network,” said Jack Hellmann, G&W Chairman, President and Chief Executive Officer. “This intermodal terminal not only offers a new rail option to and from the Ohio Valley, but was purpose built to provide backhaul opportunities that will enable customers to reduce overall transportation costs and enhance their competitive advantage.”

“We are excited to be working closely with CP and have always believed that this is the perfect site to not only reach into the Ohio Valley with imports, but to deliver high-quality, sustainable agricultural products back on the export side,” said Dave Martin, President of Bluegrass Farms of Ohio.

The new service is another in a suite of options that CP has created to better meet the needs of the marketplace and leverages its innovative live-lift operation at Portal, North Dakota and its best-in-class daily service between Vancouver and Chicago.

CP is also expanding its sales and marketing presence in Asia, with key positions being added in China and Singapore.

“We are putting more dots on the map, expanding our reach and working with current and potential customers to sustainably grow our business and theirs,” Creel said.
About Canadian Pacific
Canadian Pacific Railway Limited (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP. CP-IR.
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Martin Cej
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Maeghan Albiston
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